First National Lincoln Corporation Reports Second-Quarter Earnings Per Share Up 3.1% Over 2006

DAMARISCOTTA, ME, July 25 – First National Lincoln Corporation (Nasdaq: FNLC), today announced unaudited results for the quarter ended June 30, 2007. Earnings per share on a fully diluted basis were $0.33, up $0.01 or 3.1% from the $0.32 reported for the quarter ended June 30, 2006. Net income for the quarter ended June 30, 2007, was $3,196,000, an increase of $24,000 or 0.8% from the $3,172,000 posted for the quarter ended June 30, 2006.

The Company also announced unaudited results for the first six months of 2007, with earnings per share on a fully diluted basis of $0.63, up $0.01 or 1.6% from the $0.62 reported for the first six months of 2006. Net income year-to-date was $6,198,000, an increase of $50,000 or 0.8% from the $6,148,000 posted for the same period in 2006.

“We saw good growth in earning assets during the second quarter,” observed Daniel R. Daigneault, President and Chief Executive Officer of FNLC. “Our loan portfolio increased $31.0 million or 3.7% between March 31, 2007, and June 30, 2007, with the majority of this growth – $20.2 million – in commercial loans, our highest-yielding assets. Our loan growth for the quarter is nearly at the dollar level we have seen in the second quarter of each of the last three years and is more than three times higher than loan growth for each of the last three quarters.

“At the same time, the investment portfolio increased $21.8 million or 12.2% during the quarter,” President Daigneault noted. “As a result of the slight steepening in the yield curve in June, we saw opportunity to add to the investment portfolio at levels that have not been available for some time. Year-to-date, our total assets have increased $56.4 million or 5.1%, with the majority of growth coming in the second quarter.

“We funded our second-quarter growth with both deposits and borrowed funds,” President Daigneault continued. “Although we saw the usual seasonal growth in demand deposits, there was further erosion in savings account balances – in our view the result of a combination of higher rates available in certificates of deposit and customers needing additional funds for expenses. The remainder of our funding needs were met with a combination of certificates of deposit – both local and wholesale – as well as borrowed funds.

“Net interest income continues to be the largest component of earnings for FNLC,” observed President Daigneault. “While net interest income was down by $65,000 or 0.4% for the first six months of 2007 compared to the first six months of 2006, it was up $117,000 or 1.6% for the second quarter of 2007 compared to the second quarter of 2006. This is consistent with the increase in net interest income compared to the previous quarter – up $47,000 or 0.6% as a result of the growth in earning assets which was previously noted.

“Given the negative impact that the interest rate policies of the Federal Open Market Committee have had on net interest margins for the banking industry, we view this modest increase in net interest income as a positive factor for FNLC,” President Daigneault went on. “Controlling operating expense is another positive for us, and our employees are very focused on eliminating unnecessary costs given the challenging interest rate climate. This can be seen in our efficiency ratio, which has improved dramatically in the past two-and-a-half years since the FNB Bankshares acquisition and now compares extremely well to our peers.”

“In addition to our efficiency ratio, we compare well to our peers in our return on average tangible equity,” said F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. “At 15.7% for the quarter and 15.4% year-to-date, the fact our ROE remains above 15.0% despite our modest growth in earnings is, in our view, a very positive indicator of the Company’s overall performance.

“Our asset quality also remains strong,” Mr. Ward continued, “and the ratio of non-performing assets to total assets improved significantly as of June 30, 2007, compared to a year ago as well as to the previous quarter. We continue to maintain high standards in our loan underwriting – despite an increasingly competitive landscape – and will not compromise quality in order to produce short-term growth at the expense of long-term earnings.

“While the price of our stock remains a challenge,” Mr. Ward noted, “the performance of our stock compares well to our industry. As a benchmark, we use the KBW Regional Bank Index, and as of July 24, 2007, the index was down 13.35% year-to-date while FNLC’s price per share was down only 3.41% during the same period. Although bank stocks have significantly underperformed in comparison to the overall market in 2007, we feel that the performance of our stock compared to our peers is reflective of our results in relation to our industry.

“In my opinion, the second quarter of 2007 was a good quarter for FNLC,” President Daigneault concluded. “Despite continued margin compression, we saw good growth in earning assets which in turn led to increased net interest income. Our efficiency ratio remains excellent, and we continue to share our profits with our shareholders in the form of increased cash dividends. Given these factors, I continue to view First National Lincoln Corporation as a good investment opportunity, especially for those interested in Maine-based companies or high-performing community banks.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,	June 30,
In thousands of dollars	2007	2006	2006
Assets
Cash and due from banks	$21,349	$24,188	$22,606
Overnight funds sold	-	-	-
Securities available for sale	43,009	44,815	50,486
Securities to be held to maturity (fair value $152,876 at June 30, 2007, $134,649 at December 31, 2006, and $136,317 at June 30, 2006)	157,161	135,734	139,232
Loans held for sale (fair value approximates cost)	44	460	240
Loans	877,220	838,145	825,699
Less: allowance for loan losses	6,714	6,364	6,021
Net loans	870,506	831,781	819,678
Accrued interest receivable	7,876	6,140	6,904
Premises and equipment	15,615	15,845	16,285
Other real estate owned	625	1,144	1,413
Goodwill	27,684	27,684	27,684
Other assets	17,405	17,078	16,055
Total Assets	$1,161,274	$1,104,869	$1,100,583
Liabilities
Demand deposits	$63,063	$62,157	$60,941
NOW deposits	101,908	99,612	102,618
Money market deposits	121,352	137,163	110,313
Savings deposits	89,798	98,131	99,176
Certificates of deposit	364,611	164,770	161,418
Certificates $100,000 and over	110,357	243,402	252,495
Total deposits	851,089	805,235	786,961
Borrowed funds	188,478	179,862	196,649
Other liabilities	11,494	12,445	11,343
Total Liabilities	1,051,061	997,542	994,953
Shareholders' Equity
Common stock	98	98	99
Additional paid-in capital	45,817	45,587	46,917
Retained earnings	64,213	61,298	58,202
Net unrealized gains on securities available-for-sale	428	696	412
Net unrealized loss on postretirement benefit costs	(343)	(352)	-
Total Shareholders' Equity	110,213	107,327	105,630
Total Liabilities & Shareholders' Equity	$1,161,274	$1,104,869	$1,100,583

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,802,892	9,770,792	9,817,897
Book value per share	$11.24	$10.98	$10.76
Tangible book value per share	$8.42	$8.15	$7.94

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the six months ended		For the quarters ended
	June 30,		June 30,
In thousands of dollars	2007	2006	2007	2006
Interest income
Interest and fees on loans	$29,405	$25,910	$14,943	$13,403
Interest on deposits with other banks	-	-	-	-
Interest and dividends on investments	5,045	4,735	2,559	2,430
Total interest income	34,450	30,645	17,502	15,833
Interest expense
Interest on deposits	14,868	11,053	7,640	5,933
Interest on borrowed funds	4,405	4,350	2,250	2,405
Total interest expense	19,273	15,403	9,890	8,338
Net interest income	15,177	15,242	7,612	7,495
Provision for loan losses	550	600	250	350
Net interest income after provision for loan losses	14,627	14,642	7,362	7,145
Non-interest income
Investment management and fiduciary income	955	973	453	477
Service charges on deposit accounts	1,400	1,350	741	728
Net securities gains	-	-	-	-
Mortgage origination and servicing income	214	252	114	169
Other operating income	2,048	1,858	1,162	986
Total non-interest income	4,617	4,433	2,470	2,360
Non-interest expense
Salaries and employee benefits	5,335	5,170	2,622	2,508
Occupancy expense	748	757	370	382
Furniture and equipment expense	969	997	495	492
Amortization of identified intangibles	142	142	71	71
Other operating expense	3,409	3,450	1,794	1,628
Total non-interest expense	10,603	10,516	5,352	5,081
Income before income taxes	8,641	8,559	4,480	4,424
Applicable income taxes	2,443	2,411	1,284	1,252
NET INCOME	$6,198	$6,148	$3,196	$3,172

Earnings per common share:
Basic earnings per share	$0.63	$0.62	$0.33	$0.32
Diluted earnings per share	$0.63	$0.62	$0.33	$0.32
Cash dividends declared per share	$0.335	$0.295	$0.170	$0.150

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the six months ended		For the quarters ended
Dollars in thousands,	June 30		June 30
except for per share amounts	2007	2006	2007	2006

Summary of Operations
Interest Income	$34,450	$30,645	$17,502	$15,833
Interest Expense	19,273	15,403	9,890	8,338
Net Interest Income	15,177	15,242	7,612	7,495
Provision for Loan Losses	550	600	250	350
Non-Interest Income	4,617	4,433	2,470	2,360
Non-Interest Expense	10,603	10,516	5,352	5,081
Net Income	6,198	6,148	3,196	3,172
Per Common Share Data
Basic Earnings per Share	$0.63	$0.62	$0.33	$0.32
Diluted Earnings per Share	0.63	0.62	0.33	0.32
Cash Dividends Declared	0.335	0.295	0.170	0.150
Book Value	11.24	10.76	11.24	10.76
Tangible Book Value	8.42	7.94	8.42	7.94
Market Value	17.00	16.83	17.00	16.83
Financial Ratios
Return on Average Equity (a)	11.49%	11.83%	11.72%	12.10%
Return on Average Tangible Equity (a)	15.41%	16.07%	15.70%	16.42%
Return on Average Assets (a)	1.12%	1.17%	1.13%	1.19%
Average Equity to Average Assets	9.72%	9.86%	9.67%	9.81%
Average Tangible Equity to Average Assets	7.25%	7.26%	7.22%	7.23%
Net Interest Margin Tax-Equivalent (a)	3.12%	3.33%	3.07%	3.21%
Dividend Payout Ratio	53.17%	47.58%	51.52%	46.88%
Allowance for Loan Losses/Total Loans	0.77%	0.73%	0.77%	0.73%
Non-Performing Loans to Total Loans	0.24%	0.31%	0.24%	0.31%
Non-Performing Assets to Total Assets	0.18%	0.23%	0.18%	0.23%
Efficiency Ratio	50.79%	50.80%	50.41%	48.99%
At Period End
Total Assets	$1,161,274	$1,100,583	$1,161,274	$1,100,583
Total Loans	877,220	825,699	877,220	825,699
Total Investment Securities	200,170	189,718	200,170	189,718
Total Deposits	851,089	786,961	851,089	786,961
Total Shareholders’ Equity	110,213	105,630	110,213	105,630
(a) Annualized using a 365-day basis